Exhibit 99.1

CV Sciences, Inc. Reports First Quarter 2024 Financial Results

San Diego, CA - May 14, 2024 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in hemp extracts and other proven science-backed, natural ingredients and products, today announced its financial results for the quarter ended March 31, 2024.

First Quarter 2024 and Recent Financial and Operating Highlights

•
Generated revenue of $4.0 million for first quarter 2024 compared to $4.1 million for the first quarter 2023 and a sequential improvement from $3.8 million for the fourth quarter 2023;
•
Recognized gross margin of 46.3% for first quarter 2024 compared to 43.0% for the first quarter 2023 and a sequential improvement from 45.8% for the fourth quarter 2023;
•
Cash balance of $0.7 million at quarter end compared to $1.3 million at the end of 2023;
•
Further established number one position as top-selling hemp extract brand in the natural product retail sales channel, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry;
•
Expanded +PlusCBDTM Pet product offering with the launch of pet chews for hip and joint health and calming care chews;
•
Acquired Elevated Softgels, a leading manufacturer of encapsulated softgels and tinctures for the supplement and nutrition industry, based in Colorado; and
•
Continued to build an efficient and cost effective consumer products platform and continue to evaluate inbound and outbound merger, sale, acquisition or other options for the Company.

“We are pleased with our first quarter 2024 results. Our revenues increased sequentially to $4 million in the first quarter 2024 in a challenging environment. Our 46.3% gross margin in the first quarter 2024 is our best gross margin in the last 12 quarters,” stated Joseph Dowling, Chief Executive Officer of CV Sciences. “Our first quarter 2024 progress demonstrates our continuous commitment to innovation and cost-efficient execution as we move closer to profitability and positive cash flow. We are thrilled that Elevated Softgels and its employees are joining CV Sciences as another milestone in our transition to a global health and wellness company. Our immediate plan is to increase the existing business of Elevated Softgels to further leverage its existing capacity. In addition, we intend to in-source production of certain of our key products.”

Operating Results - First Quarter 2024 Compared to First Quarter 2023

Sales for first quarter 2024 were $4.0 million, a decrease of 4% from $4.1 million in the first quarter 2023. The decline is primarily due to lower B2B sales of $0.2 million because of lower average order value. B2C sales increased by $0.1 million or 3% to $1.8 million in the first quarter 2024. The total number of units sold during the first quarter 2024 decreased by 14.7%, partially offset by higher average sales prices per unit of 11.8%. The average sales price per unit improved due to product and channel mix. We generated an operating loss of $0.6 million in the first quarter 2024, compared to an operating income of $5.8 million in the first quarter 2023, mostly due to the reversal of accrued payroll tax of $6.2 million and improved gross margins. The Company had negative adjusted EBITDA of $0.5 million for the first quarter 2024 compared to $0.2 million in the first quarter of 2023.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss these results today at 10:00 am EDT/7:00 am PDT. The webcast of the conference call will be available on the Investor Relations section of the Company's website at https://ir.cvsciences.com/news-events or directly at https://viavid.webcasts.com/starthere.jsp?ei=1668608&tp_key=842142989f. Investors interested in participating in the live call can also dial (877) 407-0784 from the U.S. or international callers can dial (201) 689-8560. A telephone replay will be available approximately three hours after the call concludes, and will be available through Thursday,

May 21, 2024, by dialing (844) 512-2921 from the U.S. or (412) 317-6671 from international locations, and entering confirmation code 13746320.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) is a consumer wellness company specializing in nutraceuticals and plant-based foods. The Company's hemp extracts and other proven, science-backed, natural ingredients and products are sold through a range of sales channels from B2B to B2C. The Company's +PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are the top-selling brands of hemp extracts in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. With a commitment to science, +PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. +PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. The Company's Cultured FoodsTM brand provides a variety of 100% plant-based food products. Committed to crafting nutritious and flavorful alternatives, Cultured FoodsTM caters to individuals seeking vegan, gluten-free, or flexitarian options for a wholesome and satisfying culinary experience. CV Sciences, Inc. has primary offices and facilities in San Diego, California, and Warsaw, Poland. The Company also operates a drug development program focused on developing and commercializing CBD-based novel therapeutics. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties. CV Sciences does not undertake any obligation to publicly update any forward-looking statements, except as required by applicable law. As a result, investors should not place undue reliance on such forward-looking statements.

Contact Information

ir@cvsciences.com

CV SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Product sales, net	$4,002	$4,148
Cost of goods sold	2,149	2,366
Gross profit	1,853	1,782

Operating expenses:
Research and development	36	35
Selling, general and administrative	2,437	2,156
Benefit from reversal of accrued payroll taxes	—	(6,171)
Total operating expenses	2,473	(3,980)

Operating income (loss)	(620)	5,762

Other expense, net	2	56
Income (loss) before income taxes	(622)	5,706
Income tax expense	6	—
Net income (loss)	$(628)	$5,706

Weighted average common shares outstanding, basic and diluted	163,075	152,104
Net income (loss) per common share, basic and diluted	$(0.00)	$0.04

CV SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$662	$1,317
Accounts receivable, net	507	431
Inventory	5,756	5,655
Prepaid expenses and other	426	535
Total current assets	7,351	7,938

Property and equipment, net	319	379
Right of use assets	139	167
Intangibles, net	73	78
Goodwill	340	342
Other assets	244	296
Total assets	$8,466	$9,200

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,460	$2,309
Accrued expenses	3,248	3,422
Operating lease liability - current	134	130
Debt	117	254
Total current liabilities	5,959	6,115

Operating lease liability - net of current portion	23	58
Deferred tax liability	19	19
Other liabilities	103	105
Total liabilities	6,104	6,297

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock, par value $0.0001; 10,000 shares authorized; 1 share issued as of March 31, 2024 and December 31, 2023; no shares outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.0001; 790,000 shares authorized; 163,228 and 161,679 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	16	16
Additional paid-in capital	87,556	87,464
Accumulated deficit	(85,215)	(84,587)
Accumulated other comprehensive income	5	10
Total stockholders' equity (deficit)	2,362	2,903

Total liabilities and stockholders' equity (deficit)	$8,466	$9,200

CV SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$(628)	$5,706
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	63	59
Stock-based compensation	30	118
Note discount and interest expense	—	100
Benefit from reversal of accrued payroll tax	—	(6,171)
Non-cash lease expense	28	26
Other	108	59
Change in operating assets and liabilities:
Accounts receivable, net	(70)	102
Inventory	(102)	37
Prepaid expenses and other	109	1,087
Accounts payable and accrued expenses	(56)	(148)
Net cash flows provided by (used in) operating activities	(518)	975

FINANCING ACTIVITIES
Repayment of note payable	(50)	(764)
Repayment of unsecured debt	(86)	(108)
Net cash flows provided by (used in) financing activities	(136)	(872)
Effect of exchange rate changes on cash	(1)	—
Net change in cash	(655)	103
Cash, beginning of period	1,317	611
Cash, end of period	$662	$714

Supplemental cash flow disclosures:
Interest paid	$4	$3
Income taxes paid	$6	$—
Supplemental disclosure of non-cash transactions:
Services paid with common stock	$62	$—

CV SCIENCES, INC.

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

We prepare our consolidated financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as net income (loss) per share and Adjusted EBITDA included in this press release are different from those otherwise presented under GAAP. We use non-GAAP measures internally to evaluate our performance and make financial and operational decisions that are presented in a manner that adjusts from their equivalent GAAP measures or that supplement the information provided by our GAAP measures. The non-GAAP financial measures exclude non-cash compensation expense for stock options. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of the varying availability of valuation methodologies and subjective assumptions, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

Adjusted EBITDA is defined by us as EBITDA (net income (loss) plus depreciation, amortization, interest, and income tax expense, further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We use Adjusted EBITDA because we believe it more clearly highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since Adjusted EBITDA eliminates from our results specific financial items that have less bearing on our core operating performance.

We use Adjusted EBITDA in communicating certain aspects of our results and performance, including in this press release, and believe that Adjusted EBITDA, when viewed in conjunction with our GAAP results and the accompanying reconciliation, can provide investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of Adjusted EBITDA is useful to investors in making period-to-period comparison of results because the adjustments to GAAP are not reflective of our core business performance.

A reconciliation from our GAAP net income (loss) to non-GAAP net loss for the quarter ended March 31, 2024 and 2023 is detailed below (in thousands, except per share data):

	Three Months Ended March 31,
	2024	2023
Net income (loss) - GAAP	$(628)	$5,706
Stock-based compensation (1)	30	118
Benefit from reversal of accrued payroll tax (2)	—	(6,171)
Note discount and interest expense (3)	—	100
Net loss - non-GAAP	$(598)	$(247)

Diluted EPS - GAAP	$(0.00)	$0.04
Stock-based compensation (1)	—	—
Benefit from reversal of accrued payroll tax (2)	—	(0.04)
Note discount and interest expense (3)	—	—
Diluted EPS - non-GAAP	$(0.00)	$(0.00)

Shares used to calculate diluted EPS - GAAP and non-GAAP	163,075	152,104

(1)
Represents stock-based compensation expense related to stock options awarded to employees and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.
(2)
Represents benefit from reversal of accrued payroll tax associated with RSU release to founder in 2019.
(3)
Represents amortization of OID/debt issuance costs and interest expense for convertible notes payable and notes payable.

A reconciliation from our net income (loss) to Adjusted EBITDA, a non-GAAP measure, for the quarter ended March 31, 2024 and 2023 is detailed below (in thousands):

	Three Months Ended March 31,
	2024	2023
Net income (loss)	$(628)	$5,706
Depreciation expense	59	59
Amortization expense	4	—
Interest expense	2	56
Income tax expense	6	—
EBITDA	(557)	5,821
Stock-based compensation (1)	30	118
Benefit from reversal of accrued payroll tax (2)	—	(6,171)
Adjusted EBITDA	$(527)	$(232)

(1)
Represents stock-based compensation expense related to stock options awarded to employees and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.
(2)
Represents benefit from reversal of accrued payroll tax associated with RSU release to founder in 2019.